EXHIBIT 99.1

COACHMEN INDUSTRIES, INC.

2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515 o 574/262-0123 o Fax 574/262-8823

NEWS RELEASE

For immediate release, Friday, May 6, 2005

COACHMEN INDUSTRIES, INC. DECLARES REGULAR QUARTERLY DIVIDEND

Elkhart, Ind. — Coachmen Industries, Inc. (NYSE: COA) today announced that its Board of Directors has declared a $0.06 per share regular quarterly dividend. The dividend will be distributed on June 16, 2005 to shareholders of record as of May 26, 2005. This is the 91st consecutive quarter that Coachmen Industries has paid dividends. The $0.06 rate is unchanged from the last quarter. Coachmen Industries has approximately 15.8 million shares of common stock outstanding.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry. The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®. Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ and MILLER BUILDING SYSTEMS™ products. Prodesign, LLC, produces custom composite and thermoformed plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

For more information:
   Joseph P. Tomczak
   Executive Vice President and Chief Financial Officer
   574-262-0123

   Jeffery A. Tryka, CFA
   Director of Planning and Investor Relations
   574-262-0123

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